                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-58533

                                 161,159 SHARES

                              CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of 161,159 shares of Common Stock, par value of $0.001 per share, of Cisco Systems, Inc. (the "Company" or the "Registrant"). All 161,159 shares (the "Shares") may be offered by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders"). All of the shares were originally issued by the Company in connection with the purchase of the capital stock of C.D.S.I. Ltd. ("CDSI"), by and through the purchase of all of the capital stock and options to purchase capital stock of CDSI whereby CDSI became a wholly-owned subsidiary of the Company. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to the Stock Purchase Agreement, dated May 2, 1998 by and among the Company and the Selling Shareholders identified therein.

     The Shares may be offered by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CSCO." On June 30, 1998, the average of the high and low price for the Common Stock was $92.3125.
                            ------------------------

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     The Company has undertaken to keep a Registration Statement of which this Prospectus constitutes a part effective until the disposition of the securities offered hereby. After such period, if the Company chooses not to maintain the effectiveness of the registration statement of which this Prospectus constitutes a part, the securities issuable upon exercise hereof and offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act, as amended, or pursuant to an effective registration statement thereunder.

                  THE DATE OF THIS PROSPECTUS IS JULY 22, 1998

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-18225) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended July 26, 1997, filed October 22, 1997;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended October 25, 1997 filed on December 9, 1998, for the quarter ended January 24, 1998 filed on March 9, 1998 and for the quarter ended April 25, 1998 filed on June 8, 1998;

          3. The Company's Current Reports on Form 8-K filed on June 11, 1998, May 15, 1998, April 29, 1998, February 11, 1998, September 9, 1997, and on
     August 22, 1997;

          4. Definitive Proxy Statement dated October 1, 1997, filed on October 1, 1997 in connection with the Company's 1997 Annual Meeting of Shareholders;

          5. The description of the Company's Common Stock, $0.001 par value per share, contained in its registration statement on Form 8-A filed on January 8, 1990, including any amendment or report filed for the purpose of updating such description; and

          6. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

     Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Larry R. Carter, Chief Financial Officer and Secretary, at the principal executive offices of Cisco Systems, Inc., 255 West Tasman Drive, San Jose, California 95134. The Company's telephone number is
(408) 526-4000.

                                  THE COMPANY

     The principal executive offices of the Company are located at 255 West Tasman Drive, San Jose, California 95134. The Company's telephone number is
(408) 526-4000.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders. The Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby The Company assumes no obligation to so deliver copies of this Prospectus or any related Prospectus Supplement.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares of Common Stock owned by each of the Selling Shareholders. Except as indicated, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Shareholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

                                                                           NUMBER OF
                                           NUMBER OF                         SHARES
                                             SHARES       PERCENT OF     REGISTERED FOR
                                          BENEFICIALLY    OUTSTANDING         SALE
      NAME OF SELLING SHAREHOLDER            OWNED          SHARES         HEREBY(1)
      ---------------------------         ------------    -----------    --------------
Robert Berger...........................        128         *                   128
Ron Cohen...............................      5,774         *                 5,774
Melani Crescini.........................        770         *                   770
Shimon Dahan............................     12,830         *                12,830
Nir Dinur...............................        770         *                   770
Irit Edberg.............................        385         *                   385
Nisan Elfassy...........................      2,053         *                 2,053
Amir Eyal...............................      4,277         *                 4,277
Erez Faigenbaum.........................      1,540         *                 1,540
Ilan Frenkel............................      1,283         *                 1,283
Anat Geffen.............................      1,925         *                 1,925
Roman Geller............................      1,540         *                 1,540
Arik Hadass.............................      3,849         *                 3,849
Sholomo Hai.............................      1,283         *                 1,283
Eyal Hertzog............................      1,604         *                 1,604
Yosi Hindin.............................      2,438         *                 2,438
Alma Kantz..............................      1,026         *                 1,026
Dror Koren..............................      1,540         *                 1,540
Nira Leibman............................      1,925         *                 1,925
Dorit Licht.............................        655         *                   655

                                                                           NUMBER OF
                                           NUMBER OF                         SHARES
                                             SHARES       PERCENT OF     REGISTERED FOR
                                          BENEFICIALLY    OUTSTANDING         SALE
      NAME OF SELLING SHAREHOLDER            OWNED          SHARES         HEREBY(1)
      ---------------------------         ------------    -----------    --------------
Jonathan Lifton.........................        213         *                   213
Ron Lifton..............................     12,830         *                12,830
Dan Lynch...............................        128         *                   128
Shai Mohaban............................     12,830         *                12,830
Scott Mousley...........................      3,464         *                 3,464
Amir Naftali............................      1,540         *                 1,540
Arad Naveh..............................     44,104         *                44,104
Uri Nisani..............................      1,283         *                 1,283
Itzik Parnafes..........................     12,830         *                12,830
Ron Perry...............................      1,824         *                 1,824
Yoram Ramberg...........................      1,925         *                 1,925
Jochai Rubinstein.......................      1,283         *                 1,283
Yoram Snir..............................      1,925         *                 1,925
Steven M. Woo...........................     10,906         *                10,906
Yechiam Yemini..........................        128         *                   128
Arthur Zavalkovsky......................      1,540         *                 1,540
Gilad Zlotkin...........................      4,811         *                 4,811
                                            -------            --           -------
          Total.........................    161,159         *               161,159

---------------
* Represents beneficial Ownership of less than 1%.

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated balance sheets as of July 26, 1997 and July 28, 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 26, 1997 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.